FOR IMMEDIATE RELEASE

ALLIED WORLD ANNOUNCES REPURCHASE OF
FOUNDING SHAREHOLDER’S WARRANT FROM AIG

ZUG, SWITZERLAND, February 3, 2011 — Allied World Assurance Company Holdings, AG (NYSE: AWH) today reported that its subsidiary Allied World Assurance Company Holdings, Ltd has repurchased a warrant owned by American International Group, Inc. (“AIG”), which entitled AIG to purchase a total of 2,000,000 Allied World common shares for $34.20 per share. AIG has no remaining warrants to purchase Allied World shares. The aggregate purchase price for the warrant was $53,620,000, and the transaction was funded using available cash on hand. This repurchase has been executed separately from the company’s share repurchase program.

AIG was one of Allied World’s founding shareholders when the company was established in 2001 along with Goldman Sachs, Swiss Re and The Chubb Corporation. None of the founding shareholders has any warrants remaining or any other disclosed equity interests in the company.

About Allied World Assurance Company

Allied World Assurance Company Holdings, AG, through its subsidiaries, is a global provider of innovative property, casualty and specialty insurance and reinsurance solutions, offering superior client service through a global network of branches and affiliates. Our insurance and reinsurance subsidiaries are rated A (Excellent) by A.M. Best Company, and our Lloyd’s Syndicate 2232 is rated A+ (Strong) by Standard & Poor’s and Fitch. Please visit our website at www.awac.com for further information on Allied World.

Cautionary Statement Regarding Forward-Looking Statements

Any forward-looking statements made in this press release reflect our current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in these statements.  For example, our forward-looking statements could be affected by pricing and policy term trends; increased competition; the impact of acts of terrorism and acts of war; greater frequency or severity of unpredictable catastrophic events; negative rating agency actions; the adequacy of our loss reserves; the company or its subsidiaries becoming subject to significant income taxes in the United States or elsewhere; changes in regulations or tax laws; changes in the availability, cost or quality of reinsurance or retrocessional coverage; adverse general economic conditions; and judicial, legislative, political and other governmental developments, as well as management’s response to these factors, and other factors identified in our filings with the U.S. Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We are under no obligation (and expressly disclaim any such obligation) to update or revise any forward-looking statement that may be made from time to time, whether as a result of new information, future developments or otherwise.

Media:
Faye Cook
Vice President, Marketing & Communications
+1-441-278-5406
faye.cook@awac.com

Investors:
Keith J. Lennox
Investor Relations Officer
+1-646-794-0750
keith.lennox@awac.com

Website: www.awac.com